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                                                                   EXHIBIT 10.8

                                                                         5/4/98

                    FIRST AMENDMENT TO PURCHASE AGREEMENT

        THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this "Agreement") is made and entered into this 5 day of May, 1998, by and between SPEAKEASY GAMING OF LAS VEGAS, INC. a Nevada corporation ("Buyer"), and BANTER, INC., a Nevada corporation ("Banter").

                                   RECITALS

        Buyer and Banter entered into a Purchase Agreement (the "Original Purchase Agreement") dated on or prior to the date of this Agreement relating to the purchase and sale of, among other things, land and improvements located in Clark County, Nevada commonly known as the Cheyenne Hotel. Buyer and Banter wish to amend and supplement the Original Purchase Agreement. Unless otherwise defined herein, capitalized terms in this Agreement have the meanings ascribed to them in the Original Purchase Agreement.

        NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. To the extent of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Original Purchase Agreement, the provisions of this Agreement shall control.

        2. Cheyenne Hotel & Casino, Inc., a Nevada corporation ("Cheyenne"), is hereby eliminated as a party to the Original Purchase Agreement, as amended by this Agreement. All references to the party "Cheyenne" shall be deemed to refer only to Banter. All references to the Seller shall be deemed to refer only to Banter. All references in the Original Purchase Agreement to Speakeasy Gaming of Nevada, Inc., a Nevada corporation, as the Buyer are hereby amended to refer to Speakeasy Gaming of Las Vegas, Inc. All references to the Buyer shall be deemed to refer only to Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation.

        3. The first sentence of Paragraph D of the Recitals to the Original Purchase Agreement is hereby deleted in its entirety. The parties understand that the gaming license formerly held by Desert Gaming, Inc. has expired and was not renewed.

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        4.  In Paragraph F of the Recitals, the following parenthetical comment is hereby added immediately after the phrase "chases in action":
"(with the sole exception of the fifty percent (50%) interest in certain future net proceeds of the Condemnation Action, as hereinafter defined)."

        5. In the definition of the term "Property" in Section 1 of the Original Purchase Agreement: (i) the phrase "the condemnation, as defined in
Section 6(bb), below" is hereby deleted; and (ii) the following sentence is hereby added at the end of the definition: "The Property also includes a fifty percent (50%) interest in the "net proceeds" (as hereinafter defined) in excess of $50,000 realized by Banter on or after April 28, 1998 in the action commenced in the District Court by the State of Nevada, on relation of its Department of Transportation, on or about September 9, 1997 as Case Number A 378187 (the "Condemnation Action")."

        6. The phrase "of the Property's Property Manager" in Section 2(b) of the Original Purchase Agreement is hereby deleted.

        7. All references to Exhibit E-1 in the Original Purchase Agreement are hereby amended to be references to Exhibit "E."

        8. Section 5(a) of the Original Purchase Agreement is hereby amended and restated in its entirety to read as follows: "The Purchase Price for the Property shall be the sum of $5,349,449 payable at Closing. This statement of the Purchase Price is not intended and shall not be construed to affect the rights of Seller or Buyer to the prorations and any other monetary adjustments specifically provided in the Original Purchase Agreement, as amended by this Agreement."

        9. Section 5(b) of the Original Purchase Agreement is hereby amended and restated in its entirety to read as follows: "(b) On the Closing Date, Buyer shall cause a wire transfer to be made to Nevada Title Company, as Escrow Agent, of immediately available federal funds in an amount equal to the cash required to close (the "Closing Funds"). The Closing Funds shall be increased or decreased as appropriate to reflect Buyer's share of prorations and expenses. The Closing Funds shall include, in addition to the Purchase Price, all sums payable by Buyer pursuant to Section 13(c)(vii) of the Original Purchase Agreement. The Closing Funds shall not be reduced or set off against any sums payable by Banter to any third party, including, without limitation, sums payable to Madeleine, LLC, without the express written consent of Banter to the set off or reduction. Banter's execution or approval of escrow

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instructions or a settlement statement indicating that sums are due or payable to a third party out of the proceeds of the Closing shall not be construed as an authorization by Banter for the Buyer to make payment arrangements directly with the third party or to set off any payments made by Buyer pursuant to any "side" payment arrangements against Closing Funds.

        10. The phrase "fee simple title to" in Section 6(a) is hereby deleted.

        11. Section 6(c) of the Original Purchase Agreement is hereby deleted in its entirety.

        12. The word "legally" is hereby inserted immediately before the word "suitable" in Section 6(b) of the Original Purchase Agreement. The Buyer acknowledges, in connection with this representation and warranty, Buyer's understanding that the eligibility of the Real Property for a non-restricted gaming operation will not remain in effect unless a non-restricted gaming license is issued to Buyer or Buyer's successors or assigns within a specified "grandfather" period.

        13. Section 6(l) is hereby amended and restated in its entirety to read as follows: "Exhibit E attached hereto represents a true and complete schedule of all Contracts but not any agreements with Day's Inn of America, Inc. or any affiliates of Day's Inn of America, Inc. (all of which affiliates together with Day's Inn of America, Inc. are hereinafter collectively referred to as "Day's Inn"). On or prior to the Recordation Date, Seller shall notify all parties to the Contracts that the Property is being or has been sold and that the relevant Contract is being terminated. Notwithstanding such notice of termination, Buyer agrees to permit the thirty to ninety day notice periods required for the Contracts identified in Exhibit E-1 attached hereto to commence on the Recordation Date and to pay any sums accruing at regular rates (as distinguished from any termination charge or other sanction imposed as a result of termination of a Contract) during the thirty to ninety day periods to the third parties identified in Exhibit E-1. To the extent any payments are due and payable as a result of the termination of any of the Contracts identified in Exhibit E other than continuing payments during the notice periods referred to in the preceding sentence, Seller shall make such payments. Sums payable during the thirty to ninety day periods referred to above shall be subject to proration.

        14. Buyer acknowledges Buyer's understanding that road widening and/or realignments in the neighborhood of the Property have resulted in the prior expropriation of one

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or more areas of land that were formerly part of the Real Property.

        15. Section 6(bb) of the Original Purchase Agreement is hereby deleted in its entirety.

        16. The reference to "Paragraph 6" in Section 9(g) of the Original Purchase Agreement is hereby amended to refer to "Section 7."

        17. The reference to "Paragraph 4" in Section 10 of the Original Purchase Agreement is hereby amended to refer to "Section 5."

        18. Section 10 of the Original Purchase Agreement is hereby supplemented by adding the following paragraphs:

             "At the Closing, Buyer shall pay the sum of $35,683.48 to Young Electric Sign Company ("YESCO") in payment of all sums due and to become due under the agreement with YESCO dated June 16, 1996.

             "All sums payable by Buyer pursuant to Section 10 of the Original Purchase Agreement, as amended hereby, and all sums payable by Buyer pursuant to Section 13(c)(vii) of the Original Purchase Agreement, shall be in addition to the Purchase Price.

             "Buyer shall extend reasonable cooperation, offer access to the Property on reasonable terms and offer a reasonable opportunity to remove their property on and after the Recordation Date to parties whose Contracts are being terminated in connection with the Closing and who have items of personal property on the Real Property."

             "Buyer shall extend reasonable cooperation, offer access to the Property on reasonable terms and offer a reasonable opportunity to remove its property to Day's Inn. In addition, Buyer agrees that Buyer will not operate the Property as a "Day's Inn," use any trademarks or other proprietary rights or materials owned or controlled by Day's Inn, or hold itself or the Property out as part of any Day's Inn "System" or as having any affiliation or contractual arrangement with Day's Inn. In addition, Buyer will remove or cause to be removed all signs and other items

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             on the Property that refer to "Day's Inn" or contain any
             trademarks or service marks owned or controlled by Day's Inn and/or its licensees. Finally, Buyer will undertake commercially reasonable efforts to promptly paint over or remove any distinctive trade dress, color schemes and architectural features that are distinctive to members of the Day's Inn "System." As between Seller and Buyer, Buyer shall not have an obligation to take an action or refrain from taking an action that would otherwise be required under this subparagraph if and to the extent Day's Inn waives the requirement and the waiver applies to Seller and Cheyenne Hotel & Casino, Inc. as well as to Buyer.

        19. Section 11(f) of the Original Purchase Agreement is hereby deleted in its entirety.

        20. Section 12 of the Original Purchase Agreement is hereby supplemented by adding the following:

             "(d) Buyer shall have approved Building Expenditures (as defined in Section 13(c)(vii) of the Original Purchase Agreement) in the aggregate amount of $100,000.

             "(e) Seller shall have approved the form and substance of any settlement statement and any joint instructions to be provided to Nevada Title Company.

        21. The "April 29, 1998" date in Section 13(a) is hereby amended to read "May 4, 1998." No party shall have any right or obligation to proceed if the Recordation Date does not occur on or before May 5, 1998. Time is of the essence in the provisions of Section 13(a) and in the provisions of this Paragraph 21.

        22.  The phrase "the Franchise Agreement" is hereby deleted in
Section 24(a)(ii) of the Original Purchase Agreement.

        23. Section 24(c) of the Original Purchase Agreement is hereby supplemented by adding, before the period at the end thereof, the following:
"other than the Contracts."

        24. Section 24 of the Original Purchase Agreement is hereby supplemented by adding a new subsection (f) at the end thereof reading as follows:

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             "(f) Notwithstanding any other provision of the Original Purchase
             Agreement or this Agreement to the contrary, Seller is not indemnifying Buyer against any Claims of or arising from Day's Inn."

        25. Buyer understands that Seller intends to exchange the Property for other property or properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the "1031 Exchange"). Buyer shall not have any obligation to take any administrative action in connection with the 1031 Exchange following the Closing under the Original Purchase Agreement, as amended, unless Buyer is specifically requested to do so by Seller. In the event Seller makes any such post closing requests, Seller shall pay or reimburse Buyer for all reasonable costs and expenses incurred by Buyer in accommodating Seller's requests including, without limitation, reasonable attorney's fees and disbursements incurred by Buyer in connection with such requests and the accommodation thereof.

        26. The text following the signature blank for Seller and preceding the signature blanks for Desert Gaming, Inc. and American International Trade and Development, Inc. is hereby amended and restated in its entirety to read as follows:

             "DGI and AITD hereby acknowledge receipt and delivery of the foregoing Agreement and are executing this Agreement below for the limited purpose of joining in the representations and warranties set for in Section 6(g), 6(k), 6(m), 6(v) and 6(y)."

        27. Except as modified and supplemented by this Agreement, all of the provisions of the Original Purchase Agreement shall remain in full force and effect.

        28. This First Amendment may be executed in counterparts, each of which when executed shall, irrespective of the date of its execution and delivery, be deemed an original, and said counterparts together shall constitute one and the same Agreement.

        29. This Agreement may be executed by one or more facsimile signatures and delivered by facsimile transmission. Facsimile transmission of a copy of this Agreement that has been signed by an authorized officer or agent of a party shall have the same force and effect as physical delivery to the recipient of a manually signed copy of this Agreement.

        IN WITNESS WHEREOF, Buyer and Seller have signed

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this Agreement on the day and year first above written.

                                       BUYER:

                                       SPEAKEASY GAMING OF LAS VEGAS, INC.
                                       a Nevada corporation

                                       By:
                                           --------------------------------
                                           Edson R. Arneault, President

                                       SELLER:

                                       BANTER, INC.,
                                       a Nevada corporation

                                       By: /s/ Christopher S. Conboy
                                          ----------------------------------
                                       Its: Assistant Vice President
                                           ---------------------------------


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